Exhibit 99.1

Alector Reports Third Quarter 2026 Financial Results and Provides Business Update

Advancing a pipeline built entirely on the Alector Brain Carrier (ABC) blood-brain barrier platform, spanning antibody, enzyme, and siRNA programs, with AL137, Alector's lead ABC-enabled anti-amyloid beta (Aβ) antibody program for Alzheimer's disease (AD), targeting first-in-human dosing in Australia no later than April 2027.

Continued progress across AL164 (ABC-enabled Tau siRNA for AD and other tauopathies) and AL062 (ABC-enabled alpha-synuclein siRNA for Parkinson's disease (PD) and Lewy body dementia (LBD)), each targeting first-in-human studies in Q2 2028.

Entered exclusive global license agreement with Genentech for AL050, Alector's brain-penetrant GCase enzyme replacement therapy (ERT), including a $100 million upfront payment and eligibility for up to $1.17 billion in milestone payments plus tiered royalties on net sales.

Completed underwritten offering for gross proceeds of approximately $75 million, priced at a premium to market, with participation from top-tier new and existing investors.

$138.7 million in cash, cash equivalents and investments as of September 30, 2026;

Together with proceeds from the Genentech license agreement and approximately $75.0 million in gross proceeds from the underwritten offering, expected to fund operations into the second half of 2029.

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SOUTH SAN FRANCISCO, Calif., Nov. 5, 2026 (GLOBE NEWSWIRE) -- Alector, Inc. (Nasdaq: ALEC), a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today reported third quarter 2026 financial results and recent portfolio and business updates. As of September 30, 2026, Alector's cash, cash equivalents, and investments totaled $138.7 million.

“Since our last quarterly update, we exclusively licensed AL050 to Genentech, strengthened our balance sheet, and moved our wholly owned programs closer to the clinic,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “The Alector Brain Carrier is designed to address one of the central challenges in treating neurodegenerative disease: delivering enough drug to the brain. With AL137 targeting first-in-human dosing no later than April 2027, and AL164 and AL062 targeting first-in-human studies in Q2 2028, we are advancing toward multiple clinical readouts as we work to bring new options to patients with neurodegenerative diseases.”

Exhibit 99.1

Recent Program and Business Updates

Alector Brain Carrier (ABC) Platform

Alector's proprietary ABC blood-brain barrier platform is designed to enhance brain exposure while optimizing both safety and efficacy. Built on the principles of versatility, translatability, and differentiated binding to a distinct region of the transferrin receptor (TfR), the platform offers a broad range of TfR binding affinities, binding kinetics, and engineered formats that can be tailored to the requirements of different therapeutic modalities, including antibodies, enzymes, proteins, and siRNA, while preserving the ability to recruit the brain's immune system when desired. Distinct from our prior clinical programs, every program in Alector's current pipeline is built on ABC.

AL137: ABC-Enabled Anti-Aβ Antibody for AD

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AL137 combines Alector's proprietary high-affinity, fully human antibody that selectively binds pyroglutamate-3 Aβ (PyroGlu3 Aβ), a validated and pathogenic form of Aβ enriched in amyloid plaques, with the ABC platform. AL137 retains full IgG1 Fc effector function, designed to recruit brain immune cells for efficient plaque clearance, and its ABC component binds an epitope intended to reduce co-engagement of TfR on reticulocytes and peripheral immune cells, with the goal of minimizing hematologic adverse effects associated with TfR-targeting antibodies. AL137 is designed for convenient monthly subcutaneous (SC) administration.

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AL137 completed IND-enabling studies, in which it was well tolerated in non-human primates (NHPs) with repeated SC administration. Alector submitted a Human Research Ethics Committee (HREC) registration in Australia in October 2026 and is targeting first-in-human SC dosing in healthy volunteers in Australia no later than April 2027. Alector is also targeting submission of a U.S. IND application in Q2 2027 to enable Phase 1b studies in AD patients.

ABC-Enabled siRNA Platform

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Alector's ABC-enabled siRNA platform is designed for peripheral dosing, offering the potential for more convenient and scalable administration compared with traditional intrathecal delivery, as well as the potential for homogeneous drug distribution throughout the brain. Alector's siRNA programs span multiple disease mechanisms, and include AL164 (tau), AL062 (α-synuclein) and ADP065 (NLRP3).

AL164: ABC-Enabled Tau siRNA for AD and Other Tauopathies

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AL164, Alector's lead siRNA program, aims to reduce all forms of toxic tau by degrading tau mRNA and reducing tau protein expression, with the goal of slowing cognitive decline in AD and other tauopathies. AL164 is a modified form of AL064

Exhibit 99.1

incorporating a well-validated chemical modification intended to further optimize siRNA stability and Alector is targeting first-in-human studies in Q2 2028.

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AL164 demonstrated robust and homogeneous tau mRNA knockdown and durable reduction of phospho-Tau 217 in multiple NHP brain regions tested. Subcutaneous dosing of AL164 reduced tau mRNA by up to 76% across multiple NHP brain regions. No AL164/AL064-related adverse findings were observed in NHPs at doses up to 30 mg/kg siRNA, with no test article-related changes in reticulocytes or other hematology parameters.

AL062: ABC-Enabled alpha-synuclein siRNA for PD and LBD

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AL062 is designed to silence the production of intracellular α-synuclein, the primary component of Lewy bodies and a likely driver of Parkinson’s disease and Lewy Body Dementia pathology, with peripheral SC dosing and broad brain distribution. Alector is targeting first-in-human studies in Q2 2028.

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Following subcutaneous dosing in NHPs, AL062 reduced SNCA, the gene that encodes alpha-synuclein, expression by up to 94% across multiple brain regions and was well tolerated, with no AL062-related adverse findings and no test article-related changes in reticulocytes or other hematology parameters.

Earlier-Stage siRNA Programs

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Earlier stage programs advancing toward lead selection include ADP065, an NLRP3 siRNA for multiple neurodegenerative conditions, reflecting the broad applicability of the ABC platform across disease mechanisms.

AL050 and Genentech License Agreement

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Alector entered into an exclusive global license agreement with Genentech, a member of the Roche Group, granting Genentech worldwide rights to develop and commercialize Alector’s AL050 program, our brain-penetrant engineered glucocerebrosidase (GCase) ERT. Genentech will be responsible for further development, regulatory, manufacturing, and commercialization activities.

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Under the agreement, Alector has received a $100 million upfront payment and is eligible to receive up to an additional $1.17 billion in development, regulatory, and commercial milestone payments, as well as tiered royalties on net sales. Alector retains ownership of the ABC platform and full rights to apply it across its wholly owned pipeline.

Exhibit 99.1

Corporate Updates

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On October 16, 2026, Alector priced an underwritten offering of 36,600,000 shares of common stock at $2.05 per share, representing a premium of approximately 7.3% over the closing price on October 15, 2026, for gross proceeds of approximately $75.0 million before deducting underwriting discounts and commissions and other offering expenses. The offering closed on October 19, 2026 and included participation from new and existing investors.

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Alector hosted a scientific webinar on October 13, 2026, on its wholly owned pipeline, featuring AL137, AL164, and AL062. A replay is available on the Events and Presentations page of the Alector corporate website: https://investors.alector.com/events-and-presentations/events

Third Quarter Financial Results

Revenue. Collaboration revenue for the quarter ended September 30, 2026, was $162.9 million, compared to $3.3 million for the same period in 2025. The increase was primarily attributable to the recognition of the remaining deferred revenue under the Collaboration and License Agreement with Glaxo Wellcome UK Limited, a subsidiary of GlaxoSmithKline plc (GSK), following receipt of the July 6, 2026 termination notice from GSK and the extinguishment of the Company’s remaining performance obligations.

R&D Expenses. Total research and development expenses for the quarter ended September 30, 2026, were $30.0 million, compared to $29.4 million for the quarter ended September 30, 2025. The increase was primarily due to the option and license fees paid under the Spur Agreement, partially offset by decreases in latozinemab and nivisnebart program costs due to the wind-down of both programs and lower personnel-related costs resulting from the reductions in force.

G&A Expenses. Total general and administrative expenses for the quarter ended September 30, 2026, were $9.0 million, compared to $11.5 million for the quarter ended September 30, 2025. The decrease was mainly driven by a decrease in personnel-related costs as a result of the reductions in force.

Net Income (Loss). For the quarter ended September 30, 2026, Alector reported a net income of $124.6 million, or $1.11 net income per share, compared to a net loss of $ 34.7 million, or $0.34 net loss per share, for the same period in 2025.

Exhibit 99.1

Cash Position. Cash, cash equivalents, and investments were $138.7 million as of September 30, 2026. This amount does not include the $100.0 million upfront payment from Genentech received subsequent to September 30, 2026, the $15.0 million option exercise payment made to Spur Therapeutics Limited on November 2, 2026, or the net proceeds from the October 2026 underwritten offering. Management anticipates that its cash, cash equivalents, and investments, together with the Genentech upfront payment and the net proceeds of the offering, will be sufficient to fund Alector's operations into the second half of 2029.

About Alector

Alector is a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease and Parkinson's disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, research and preclinical pipeline, blood-brain barrier technology platform, planned and ongoing preclinical studies, planned clinical trials, expected milestones, expectations under collaborations and licensing agreements, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Exhibit 99.1

Selected Consolidated Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2026	2025

Cash, cash equivalents, and marketable securities	$138,697	$256,024
Total assets	165,777	293,237
Total current liabilities (excluding deferred revenue)	35,415	62,819
Deferred revenue (including current portion)	—	171,221
Total liabilities	49,208	262,588
Total stockholders’ equity	116,569	30,649

Condensed Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Collaboration revenue	$162,866	$3,260	$167,232	$14,808
Operating expense:
Research and development	30,034	29,350	67,351	90,602
General and administrative	8,991	11,518	25,352	40,647
Total operating expenses	39,025	40,868	92,703	131,249
Income (loss) from operations	123,841	(37,608)	74,529	(116,441)
Other income, net	819	2,941	4,341	10,779
Income (loss) before income taxes	124,660	(34,667)	78,870	(105,662)
Income tax expense	60	—	190	—
Net income (loss)	$124,600	$(34,667)	$78,680	$(105,662)
Net income(loss) per share:
Basic net income (loss) per share	$1.11	$(0.34)	$0.71	$(1.05)
Diluted net income (loss) per share	$1.11	$(0.34)	$0.70	$(1.05)
Weighted-average shares used in calculating:
Basic net income(loss) per share	111,861,933	102,597,601	111,230,090	100,800,863
Diluted net income(loss) per share	112,477,348	102,597,601	111,968,475	100,800,863